Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES
AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK,

PAR VALUE $0.0001,
OF
PROSOMNUS, INC.

Pursuant to Section 151 of the Delaware General Corporation Law (as amended, supplemented or restated from time to time, the “DGCL”), ProSomnus, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 103 of the DGCL, DOES HEREBY CERTIFY:

That the Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware (as amended, the “Certificate of Incorporation”), currently authorizes the issuance of 101,000,000 shares of capital stock, consisting of 100,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”), and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”);

That, subject to the Certificate of Incorporation, the board of directors of the Company (the “Board”) is authorized to fix by resolution or resolutions the designation and number of the shares of a series of Preferred Stock and the powers, preferences and rights of such series, and the qualifications, limitations or restrictions thereof.

That, pursuant to the authority conferred upon the Board by the Certificate of Incorporation, the Board adopted the following resolution designating a new series of Preferred Stock as “Series A Convertible Preferred Stock”:

RESOLVED, that, pursuant to the authority vested in the Board in accordance with the provisions of the Fourth Article of the Certificate of Incorporation and the provisions of Section 151 of the DGCL, a series of Preferred Stock of the Company is hereby authorized, and the number of the shares of such series and the powers, preferences and rights of such series, and the qualifications, limitations or restrictions of such series, shall be as follows:

(1)            Designation and Number of Shares. The shares of such series of Preferred Stock shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The number of authorized shares constituting the Series A Preferred Stock shall be 25,000. That number from time to time may be increased (but not above the lesser of (i) the total number of authorized shares of the class and (ii) the number of shares of Series A Preferred Stock issuable pursuant to the Securities Purchase Agreement) or decreased (but not below the greater of (i) the number of shares of Series A Preferred Stock then outstanding and (ii) the number of shares of Series A Preferred Stock issuable pursuant to the Securities Purchase Agreement) by further resolution duly adopted by the Board, or any duly authorized committee thereof, and by the filing of a certificate pursuant to the provisions of the DGCL stating that such increase or decrease, as applicable, has been so authorized. Unless otherwise determined by the Company, all shares of Series A Preferred Stock issued will be delivered on a book-entry basis. The Company shall not have the authority to issue fractional shares of Series A Preferred Stock.

(2)            Ranking. The Series A Preferred Stock shall rank senior to all of the Common Stock and any other capital stock of the Company with respect to the preferences as to dividends, distributions and payments upon a Liquidation Event; however, the Series A Preferred Stock shall be of junior rank to any indebtedness by the Company, excluding equity securities and non-convertible preferred stock. The rights of the shares of Common Stock shall be of junior rank to and subject to the preferences and relative rights of the Series A Preferred Stock. Subject to the terms of the Series A Preferred Stock, the Company shall be permitted to issue capital stock, including Preferred Stock, that is junior in rank to the Series A Preferred Stock in respect of the rights, preferences, or privileges, including without limitation the preferences as to dividends and other distributions, as to redemption payments, and as to payments upon a Liquidation Event (such stock being referred to hereinafter collectively as “Junior Stock”).

(3)            Liquidation. In the event of a Liquidation Event, holders of Series A Preferred Stock (each, a “Holder” and, collectively, the “Holders”) shall be entitled to receive in cash out of the assets of the Company legally available therefor, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”) upon such Liquidation Event, but before any amount shall be paid to the holders of Junior Stock, an amount in cash per share of Series A Preferred Stock equal to the greater of: (i) 150% of the Stated Value and (ii) the value of the per share consideration paid to the holders of the Common Stock in the Liquidation Event as if the Series A preferred Stock held by such Holder had been converted prior to the Liquidation Event; provided that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of other classes or series of preferred stock of the Company, if any, that are of equal rank with the Series A Preferred Stock as to payments of Liquidation Funds (such stock being referred to hereinafter collectively as “Pari Passu Stock”), if any, then the Holders and the holders of any such Pari Passu Stock shall share ratably in any distribution of the Liquidation Funds in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to the shares of Series A Preferred Stock and Pari Passu Stock were paid in full. In addition, to the extent any Liquidation Funds remain following payment of the liquidation preference on the Series A Preferred Stock and any other payments that rank senior to payments on the Common Stock, each Holder shall be entitled to its pro rata portion of the remaining Liquidation Funds payable to the holders of the Common Stock in respect of any accrued but unpaid dividends on the Series A Preferred Stock as if any such accrued but unpaid dividends had been paid out in Common Stock immediately prior to the Liquidation Event.

(4)            Dividends.

(a)            From and after March 15, 2024 (the “Initial Dividend Date”), the Company shall pay the following dividends semi-annually on March 15 and September 15 of each year (or, if such day is not a Business Day, on the first Business Day following such date) (each a “Dividend Payment Date”) to the Holders of record as they appear on the books of the Company on March 1 and September 1, respectively, of such year (even if such day is not a Business Day) (the “Dividend Record Date”): dividends per share of Series A Preferred Stock held on the applicable Dividend Record Date in arrears for the prior six-month period (except for the Dividend to be paid on the Initial Dividend Date, which shall be paid in arrears for the period from the Initial Closing Date through the Initial Dividend Date), payable as the number of shares of Common Stock (collectively, the “PIK Shares”) equal to the Stated Value of each such share of Series A Preferred Stock multiplied by the Dividend Rate and divided by $1.00, as adjusted from time to time to give effect to Section 9(e) (the “Dividend Price”), computed on the basis of a 360-day year and twelve 30-day months (the “Dividends”).

(b)            The Dividends will be satisfied solely by delivery of shares of Common Stock. No fractional shares of Common Stock are to be issued upon the payment of Dividends, but rather the number of shares of Common Stock to be issued shall be rounded up to the nearest whole number. To the extent not previously paid, Dividends shall be accelerated and paid in connection with the consummation of a conversion, redemption or Fundamental Transaction with respect to all shares of Series A Preferred Stock subject to such conversion, redemption or Fundamental Transaction.

(c)            Notwithstanding the foregoing, to the extent that the issuance by the Company of PIK Shares pursuant to any Holder’s right to participate in a Dividend would result in the Company exceeding the Exchange Cap prior to the receipt of Stockholder Approval (as defined below), then such Holder shall not be entitled to participate in any such Dividend to such extent (or in the beneficial ownership of any PIK Shares as a result of such dividend to such extent) and the portion of such PIK Shares that would cause the Company to exceed the Exchange Cap shall be held by the Company in abeyance for the benefit of such Holder (which shall not give the Holder any power to vote or dispose of such PIK Shares) until such time, if ever, as such Holder’s beneficial ownership thereof would not result in such Holder exceeding the Exchange Cap.

(d)            To the extent any required Dividends are not paid on the applicable Dividend Date, the amount of any such unpaid Dividends shall be deemed to have accrued over the applicable six-month (except for the Dividend to be paid on the Initial Dividend Date, which shall be paid in arrears for the period from the Initial Closing Date through the Initial Dividend Date). Such accrual of Dividends shall be cumulative and shall continue to accrue whether or not declared and whether or not in any relevant period there shall be net profits or surplus available for the payment of Dividends in such period, so that if in any period or periods, Dividends in whole or in part are not paid upon the Series A Preferred Stock for any reason, unpaid Dividends shall accumulate thereon on each applicable Dividend Date for which Dividends are not paid up to but excluding the day on which the Company delivers payment for all Dividends that are then in arrears or until the conversion or redemption of the applicable shares of Series A Preferred Stock or a Fundamental Transaction.

(5)            Holder’s Conversion Right. Each Holder shall have the right, at such Holder’s option, subject to the conversion procedures set forth in Section 7 and the limitation on conversion set forth in Section 8, to convert any or all of its shares of Series A Preferred Stock at any time into the number of fully paid, validly issued and nonassessable shares of Common Stock equal to the sum of (i) the quotient of the Stated Value of the shares of Series A Preferred Stock to be converted divided by the Conversion Rate (as defined below) and (ii) any PIK Shares accrued, but not yet issued with respect to such shares of Series A Preferred Stock being converted. No fractional shares of Common Stock are to be issued upon the conversion of any Series A Preferred Stock, but rather the number of shares of Common Stock to be issued shall be rounded up to the nearest whole number. The “Conversion Rate” shall initially be $1.00 and from time to time in effect shall be subject to adjustment as hereinafter provided.

(6)            Mandatory Conversion by the Company.

(a)            Following receipt of the Stockholder Approval (as defined below), at any time when the Company has an effective and current registration statement covering the resale of the shares of Common Stock issuable in the Mandatory Conversion (as defined below) or such shares are then able to be sold pursuant to Rule 144 promulgated under the Securities Act (or a successor rule thereto) (“Rule 144”) without regard to both the volume limitations for sales as provided in Rule 144 and the limitations for such sales provided in Rule 144(i), if applicable, as determined by the counsel to the Company, then the Series A Preferred Stock will automatically convert into shares of Common Stock as follows: (i) 50% of the issued and outstanding Series A Preferred Stock held by each Holder will, subject to the conversion procedures set forth in this Section 6, automatically convert into shares of Common Stock if, at any time after the applicable Issuance Date, the VWAP per share of Common Stock is greater than $4.50 per share for each of at least twenty (20) Trading Days in any period of thirty (30) consecutive Trading Days (such thirty (30) consecutive Trading Day period, the “Trading Period”) and (ii) the remaining issued and outstanding Series A Preferred Stock will convert into shares of Common Stock if the VWAP per share of Common Stock is greater than $6.00 per share for each of at least twenty (20) Trading Days in any Trading Period (a “Mandatory Conversion”). In the case of a Mandatory Conversion, each share of Series A Preferred Stock then outstanding shall be converted into the number of fully paid, validly issued and nonassessable shares of Common Stock equal to the quotient of the Stated Value of such shares of Series A Preferred Stock divided by the Conversion Rate. In connection with a Mandatory Conversion, the Company shall, at the Company’s expense and to the extent required by the Company’s transfer agent, cause its counsel to deliver a legal opinion relating to the compliance with such Mandatory Conversion under applicable securities laws.

(b)            Notice of Mandatory Conversion. The Company shall, within ten (10) Business Days following the completion of the applicable Trading Period referred to in Section 6(a) above, provide notice of the Mandatory Conversion to each Holder (such notice, a “Notice of Mandatory Conversion”). For the avoidance of doubt, a Notice of Mandatory Conversion does not limit a Holder’s right to convert on a Conversion Date prior to the Mandatory Conversion Date (as defined below). The Company shall select a date for the conversion of any shares of Series A Preferred Stock pursuant to this Section 6, which date shall be no less than ten (10) Business Days and no more than twenty (20) Business Days after the date on which the Company provides the Notice of Mandatory Conversion to the Holders (the “Mandatory Conversion Date”). The Notice of Mandatory Conversion shall state, as appropriate: (i) the Mandatory Conversion Date selected by the Company; and (ii) the Conversion Rate as expected to be in effect on the Mandatory Conversion Date, the number of shares Series A Preferred Stock to be converted from such Holder and the number of shares of Common Stock to be issued to such Holder upon conversion of each such share of Series A Preferred Stock, plus the amount of any shares of Common Stock to be issued in respect of accrued and unpaid Dividends.

(c)            Promptly following the Mandatory Conversion Date, the Company shall deliver to each Holder stock certificates or notices of uncertificated shares free of restrictive legends representing (i) the shares of Common Stock issuable upon conversion of such Holder’s Series A Preferred Stock pursuant to Section 6(a); and (ii) any PIK Shares issuable to such Holder upon Mandatory Conversion pursuant to Section 4(b) as of the Mandatory Conversion Date; provided that, in order for such shares to be issued free of restrictive legends: (x) such Holder shall have held its Series A Preferred Stock for at least the minimum holding period as determined in accordance with Rule 144, (y) the Company shall have made all required filings for purpose of Rule 144(i) and (z) such Holder its broker shall have delivered to the Company reasonable and customary representations and certifications.

(d)            If a Mandatory Conversion consummated in full would violate the limitation on conversion set forth in Section 8, such Holder shall continue to be a holder of Series A Preferred Stock entitled to all the rights of a holder of Series A Preferred Stock with respect to such Series A Preferred Stock. With respect to any Mandatory Conversion pursuant to this Section 6(d), the Company must simultaneously take the same action in the same proportion with respect to all shares of Series A Preferred Stock, to the extent practicable or, if the pro rata basis is not practicable for any reason, by lot or such other equitable method as the Company determines in good faith. At each Mandatory Conversion Date, each share of Series A Preferred Stock to be converted pursuant to such Mandatory Conversion shall automatically be converted into fully paid, validly issued and nonassessable shares of Common Stock as of the applicable Mandatory Conversion Date without any further act or deed on the part of the Company, any Holder or any other Person.

(7)            Conversion Procedures and Effect of Conversion.

(a)            Mechanics of Conversion. The conversion of shares of Series A Preferred Stock to Common Stock shall be conducted in the following manner:

(i)  in the case of a conversion pursuant to Section 5, the Holder shall complete and manually sign the conversion notice substantially in the form attached as Exhibit A hereto (the “Conversion Notice”), and deliver such notice to the Transfer Agent; provided that a Conversion Notice may be conditional on the completion of a corporate transaction;

(ii) if required, the Holder shall furnish appropriate and as required endorsements and transfer documents; and

(iii) if required, the Holder shall pay any stock transfer, documentary, stamp or similar taxes not payable by the Company pursuant to Section 7(d).

The foregoing clauses (ii) and (iii) shall be conditions to the issuance of shares of Common Stock to the Holders in the event of a Mandatory Conversion pursuant to Section 6 (but, for the avoidance of doubt, failure on the part of the Holder to fulfill such conditions shall not impact the effectiveness of the Mandatory Conversion on the Mandatory Conversion Date).

The “Conversion Date” means (A) with respect to conversion of any shares of Series A Preferred Stock at the option of any Holder pursuant to Section 5, the date on which such Holder complies with the procedures in this Section 7(a) (including the satisfaction of any conditions to conversion set forth in the Conversion Notice) and (B) with respect to Mandatory Conversion pursuant to Section 6(a), the Mandatory Conversion Date.

In connection with a conversion, any shares of Common Stock issued will, unless otherwise determined by the Company, be delivered to the Holder on a book-entry basis and shall be delivered promptly after the applicable Conversion Date.

(b)  Effect of Conversion. Effective immediately prior to the close of business on the Conversion Date applicable to any shares of Series A Preferred Stock, Dividends shall no longer be declared or, as applicable, accrue on any such shares of Series A Preferred Stock, and such shares of Series A Preferred Stock shall cease to be outstanding.

(c)  Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of shares of Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the applicable Conversion Date.

(d)  Taxes. (i) The Company shall pay any and all transfer, stamp and similar taxes owed by it that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Series A Preferred Stock. However, the Company shall not be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock, shares of Common Stock or other securities to a beneficial owner other than the beneficial owner of the Series A Preferred Stock immediately prior to such conversion, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable. (ii) All payments and distributions (or deemed distributions) on the shares of Series A Preferred Stock (and on the shares of Common Stock received upon their conversion) shall be subject to withholding and backup withholding of taxes to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the Holders.

(8)            Principal Market Regulation. Notwithstanding any other provision in this Certificate of Designations, the Company shall not be permitted to issue any shares of Common Stock pursuant to the terms of this Certificate of Designations, and the Holders shall not have the right to receive any shares of Common Stock pursuant to the terms of this Certificate of Designations, to the extent the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock that is equal to 19.95% of the amount of Common Stock of the Company outstanding immediately preceding the date of the Securities Purchase Agreement, which is the maximum amount of shares that the Company may issue pursuant to the terms of this Certificate of Designations without breaching the Company’s obligations under the rules or regulations of the Principal Market (the “Exchange Cap”), except that such limitation shall not apply in the event that the Company obtains the approval of its stockholders as provided by the applicable rules of the Principal Market for issuances of Common Stock in excess of such amount (the “Stockholder Approval”). Furthermore, until such Stockholder Approval is obtained, each initial purchaser of the Series A Preferred Stock party to the Securities Purchase Agreement (“Initial Holder”) may only convert the shares of Series A Preferred Stock received by the Initial Holder into a number of shares of Common Stock equal to the product of the Exchange Cap multiplied by a fraction, the numerator of which is the number of shares of Series A Preferred Stock issued to such Initial Holder, and the denominator of which is the number of outstanding shares of Series A Preferred Stock, rounded down to the nearest whole share (with respect to each such Holder, the “Exchange Cap Allocation”). In the event that any Initial Holder shall sell or otherwise transfer any of such Initial Holder’s Series A Preferred Stock, the transferee shall be allocated a pro rata portion of such Initial Holder’s Exchange Cap Allocation with respect to such portion of the Series A Preferred Stock sold or otherwise transferred, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee. Within sixty (60) days of the Initial Closing Date, the Company agrees to use commercially reasonable efforts to call a meeting of its stockholders, which meeting shall be held within ninety (90) days of the Initial Closing Date, for the holders of Common Stock to vote on the issuance of shares of Common Stock upon conversion of the Series A Preferred Stock and the Dividends payable in respect thereof in excess of the Exchange Cap in accordance with applicable law and the rules and regulations of the Principal Market (the “Stockholder Meeting”).

(9)            Adjustments to Conversion Rate. The Conversion Rate will be subject to adjustment from time to time as provided in this Section 9.

(a)            Adjustment of Conversion Rate upon Issuance of Common Stock. If and whenever on or after the Initial Closing Date, the Company issues or sells, or in accordance with this Section 9(a) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock or securities convertible into or exercisable for Common Stock issued by the Company as a dividend or other distribution in respect of the Common Stock for which an adjustment is made pursuant to Section 9(b) or deemed to have been issued or sold by the Company in connection with any Excluded Securities) for a consideration per share less than a price (the “Applicable Price”) equal to the Conversion Rate in effect immediately prior to such issuance or sale or deemed issuance or sale (the foregoing, a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Conversion Rate then in effect shall be reduced to an amount equal to the product of (i) the Conversion Rate in effect immediately prior to such Dilutive Issuance and (ii) the quotient determined by dividing (I) the sum of (1) the product derived by multiplying the Conversion Rate in effect immediately prior to such Dilutive Issuance and the number of shares of Common Stock Deemed Outstanding immediately prior to such Dilutive Issuance plus (2) the consideration, if any, received by the Company upon such Dilutive Issuance, by (II) the product derived by multiplying (1) the Conversion Rate in effect immediately prior to such Dilutive Issuance by (2) the number of shares of Common Stock Deemed Outstanding immediately after such Dilutive Issuance; provided, however, for purposes of determining whether issuances of Common Stock under an agreement that is designed to sell shares of the Company’s Common Stock at market pricing from time to time (including but not limited to, any at the market offering, equity line of credit, committed equity facility or similarly structured agreement) collectively constitute a Dilutive Issuance and the resulting adjustment (if any) to the Conversion Ratio, the foregoing calculation shall be made (i) on a quarterly basis and be based on all shares sold in a Calendar Quarter under such agreement and the weighted-average per share consideration received in respect of such sales during such Calendar Quarter, or (ii) if a Liquidation Event is consummated prior to the quarterly calculation, immediately prior to the consummation of such Liquidation Event.

(b)            Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 9(b), the “lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security less any consideration paid or payable by the Company with respect to such one share of Common Stock upon the issuance or sale of such Convertible Security and upon conversion, exercise or exchange of such Convertible Security. No further adjustment of the Conversion Rate shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities.

(c)            Calculation of Consideration Received. If any shares of Common Stock or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company. If any shares of Common Stock or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration determined by the Board in good faith, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company will be the closing sale price of such publicly traded securities on the date of receipt of such publicly traded securities. If any shares of Common Stock or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock or Convertible Securities, as the case may be, in each case determined by the Board in good faith. Notwithstanding anything to the contrary contained herein, if any calculation pursuant to this Section 9(c) would result in a Conversion Rate that is lower than the par value of the Common Stock, then the Conversion Rate shall be deemed to equal the par value of the Common Stock.

(d)            Voluntary Adjustment By Company. The Company may at any time, with the prior written consent of the Required Holders, reduce the then current Conversion Rate to any amount and for any period of time deemed appropriate by the Board.

(e)            Adjustment of Conversion Rate upon Subdivision or Combination of Common Stock. If the Company subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock, or any series thereof, into a greater number of shares, the Conversion Rate and the Dividend Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock, or any series thereof, into a smaller number of shares, the Conversion Rate and the Dividend Price in effect immediately prior to such combination will be proportionately increased. Any adjustment under this Section 9(e) shall become effective at the time that the subdivision or combination becomes effective.

(f)             Notice of Adjustment. Promptly upon any adjustment of the Conversion Rate pursuant to this Section 9, the Company shall give written notice thereof to each Holder, setting forth in reasonable detail, and certifying, the calculation of such adjustment.

(10)            Fundamental Transaction Repurchase Option.

(a)            Fundamental Transaction Notices. On or before the twentieth (20th) Business Day prior to the anticipated effective date of a Fundamental Transaction (or, if later, promptly after the Company discovers that a Fundamental Transaction may occur), a written notice shall be sent by or on behalf of the Company to the Holders as they appear in the records of the Company, which notice shall set forth (i) a description of the anticipated Fundamental Transaction (including, for the avoidance of doubt, the details of any consideration to be delivered as a distribution on or in exchange for outstanding shares of Common Stock) and (ii) the date on which the Fundamental Transaction is anticipated to be effected.

(b)            Within two (2) days following the effective date of a Fundamental Transaction or if the Company discovers later than such date that a Fundamental Transaction has occurred, promptly following the date of such discovery (such later date, the “Fundamental Transaction Effective Date”), a written notice (the “Fundamental Transaction Repurchase Notice”) shall be sent by or on behalf of the Company to the Holders as they appear in the records of the Company, which notice shall contain:

(i)            the scheduled date of the Fundamental Transaction Repurchase, which shall be no less than ten (10) nor more than thirty (30) Business Days following the date of such Fundamental Transaction Repurchase Notice (the “Fundamental Transaction Repurchase Date”);

(ii)           the applicable Fundamental Transaction Repurchase Price;

(iii)         the instructions a Holder must follow to receive the applicable Fundamental Transaction Repurchase Price; and

(iv)         a description of the Fundamental Transaction (including, for the avoidance of doubt, the details of any consideration delivered as a distribution on or in exchange for outstanding shares of Common Stock) and the applicable Fundamental Transaction Effective Date.

(c)            Fundamental Transaction Repurchase or Conversion. Subject to the application of Section 10(f), the Company shall purchase from each Holder, out of funds legally available therefor, all shares of Series A Preferred Stock held by such Holder (a “Fundamental Transaction Repurchase”) for a purchase price per each such share of Series A Preferred Stock, payable in cash, equal to the greatest of (i) 150% of the Stated Value of such share of Series A Preferred Stock as of the applicable Fundamental Transaction Repurchase Date, (ii) the Stated Value of such share of Series A Preferred Stock as of the applicable Fundamental Transaction Repurchase Date, plus, to the extent holders of the Common Stock will receive cash consideration in exchange for their shares of Common Stock in any Fundamental Transaction, cash consideration equal to the value of any accrued but unpaid Dividends, and (iii) the value of the per share consideration paid to the holders of the Common Stock in the Fundamental Transaction as if the Series A preferred Stock held by such Holder had been converted prior to the Fundamental Transaction and accrued and unpaid Dividends had been issued (the “Fundamental Transaction Repurchase Price”) on the Fundamental Transaction Repurchase Date specified in the relevant Fundamental Transaction Repurchase Notice (or, in the event that a Fundamental Transaction Repurchase Date is not specified, the date that is thirty (30) Business Days after the Fundamental Transaction Effective Date). To the extent holders of the Common Stock will receive shares of common stock or capital stock of any Successor Entity in any Fundamental Transaction, the Company shall, as applicable, issue Common Stock or use commercially reasonable efforts to cause any Successor Entity to issue securities in the Successor Entity of equivalent value to the value of any accrued but unpaid Dividends less any cash consideration paid in respect of accrued but unpaid Dividends.

(d)            Delivery upon Fundamental Transaction Repurchase. Upon a Fundamental Transaction Repurchase, subject to Section 10(f)below, the Company (or its successor) shall deliver or cause to be delivered to the Holder by wire transfer the Fundamental Transaction Repurchase Price for such Holder’s shares of Series A Preferred Stock for which such Holder has elected to exercise the Fundamental Transaction Repurchase.

(e)            Treatment of Shares. Until a share of Series A Preferred Stock is purchased by the payment in full of the applicable Fundamental Transaction Repurchase Price, such share of Series A Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided herein.

(f)            Sufficient Funds. If the Company shall not have sufficient funds legally available under the DGCL to purchase all outstanding shares of Series A Preferred Stock, the Company shall (i) purchase, pro rata among the Holders of outstanding shares of Series A Preferred Stock with an aggregate Fundamental Transaction Repurchase Price equal to the amount legally available for the purchase of shares of Series A Preferred Stock under the DGCL and (ii) purchase any shares of Series A Preferred Stock not purchased because of the foregoing limitations at the applicable Fundamental Transaction Repurchase Price as soon as practicable after the Company is able to make such purchase out of funds legally available for the purchase of such share of Series A Preferred Stock. The inability of the Company (or its successor) to make a purchase payment for any reason shall not relieve the Company (or its successor) from its obligation to effect any required purchase when, as and if permitted by applicable law. Notwithstanding the foregoing, in the event a Fundamental Transaction Repurchase is expected to occur at a time when the Company is restricted or prohibited (under applicable law, contractually or otherwise) from redeeming some or all of the Series A Preferred Stock subject to the Fundamental Transaction Repurchase, the Company shall use its commercially reasonable efforts to obtain the requisite consents to remove or obtain an exception or waiver to such restrictions or prohibition. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to comply with its obligations under this Section 10. In connection with any Fundamental Transaction, to the extent within the Company’s control, the Company shall take all actions to permit the purchase of all shares of Series A Preferred Stock on the Fundamental Transaction Repurchase Date that it reasonably believes is permitted under Delaware law and will not render the Company insolvent until the entire amount of the Fundamental Transaction Repurchase Price is paid in full.

(g)            Effect of Fundamental Transaction Repurchase. Upon full payment of the Fundamental Transaction Repurchase Price (or the irrevocable deposit thereof with the Transfer Agent) for any shares of Series A Preferred Stock subject to a Fundamental Transaction Repurchase, such shares will cease to be entitled to any Dividends that may thereafter be payable on the Series A Preferred Stock; such shares of Series A Preferred Stock will no longer be deemed to be outstanding for any purpose; and all rights (except the right to receive the Fundamental Transaction Repurchase Price) of the Holder of such shares of Series A Preferred Stock shall cease and terminate with respect to such shares.

(11)          Other Rights of Holders and the Company.

(a)            Assumption and Corporate Events. Subject to Section 3, upon the occurrence or consummation of any Fundamental Transaction, it shall be a required condition to the occurrence or consummation of any Fundamental Transaction that the Company and the Successor Entity or Successor Entities, jointly and severally, shall succeed to the Company, and the Company shall cause any Successor Entity or Successor Entities to jointly and severally succeed to the Company, and be added to the term “Company” under this Certificate of Designations (so that from and after the occurrence or consummation of such Fundamental Transaction, each and every provision of this Certificate of Designations referring to the “Company” shall refer instead to each of the Company and the Successor Entity or Successor Entities, jointly and severally), and the Successor Entity or Successor Entities, jointly and severally with the Company, may exercise every right and power of the Company prior thereto and the Successor Entity or Successor Entities shall assume all of the obligations of the Company prior thereto under this Certificate of Designations with the same effect as if the Company and such Successor Entity or Successor Entities, jointly and severally, had been named as the Company in this Certificate of Designations. In addition to and not in substitution for any other rights hereunder, prior to the occurrence or consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock become entitled to receive securities, cash, assets or other property with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to ensure that, and any applicable Successor Entity or Successor Entities shall ensure that such Holder will have the right to receive upon conversion of such Holder’s shares of Series A Preferred Stock at any time after the occurrence or consummation of such Corporate Event at its option upon surrender of such Holder’s shares of Series A Preferred Stock upon the occurrence or consummation of the Corporate Event, shares of common stock or capital stock of the Successor Entity or Successor Entities, or if so elected by the Holder in lieu of the shares of Common Stock (or other securities, cash, assets or other property) such Holder is entitled to receive upon the conversion of such Holder’s shares of Series A Preferred Stock prior to such Corporate Event (but not in lieu of such items still issuable under Sections 4 and 11(b), which shall continue to be receivable on the Common Stock or on such shares of stock, securities, cash, assets or any other property otherwise receivable with respect to or in exchange for shares of Common Stock), such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights and any shares of Common Stock) which the Holders would have been entitled to receive upon the occurrence or consummation of such Corporate Event or the record, eligibility or other determination date for the event resulting in such Corporate Event, had such Holder’s shares of Series A Preferred Stock been converted immediately prior to such Corporate Event or the record, eligibility or other determination date for the event resulting in such Corporate Event. The provisions of this Section 11(a) shall apply similarly and equally to successive Fundamental Transactions and Corporate Events and shall be applied without regard to any limitations on the conversion of the Series A Preferred Stock.

(b)            Purchase Rights. If at any time the Company grants, issues or sells any rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights that such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Series A Preferred Stock (without regard to any limitations or restrictions on conversions of the Series A Preferred Stock) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(12)            Reservation of Shares.

(a)            Reservation. The Company shall at all times reserve out of its authorized and unissued shares of Common Stock a number of shares of Common Stock equal to 100% of the maximum number of shares of Common Stock issuable with respect to the then outstanding Series A Preferred Stock, including the payment of PIK Shares (assuming for purposes hereof that (i) the shares of Series A Preferred Stock are convertible at the initial Conversion Rate and (ii) dividends on the shares of Series A Preferred Stock are paid in the form of PIK Shares for a period of three years after the Initial Closing Date, and without taking into account any limitations on the conversion of the Series A Preferred Stock set forth herein). So long as any shares of Series A Preferred Stock are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, at least the number of shares of Common Stock specified above in this Section 12(a) as shall from time to time be necessary to effect the conversion of all of the Series A Preferred Stock then outstanding, assuming the Conversion Rate (the “Required Reserve Amount”).

(b)            Insufficient Authorized Shares. If at any time while any of the shares of Series A Preferred Stock remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Series A Preferred Stock at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall use its commercially reasonable efforts to promptly increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the shares of Series A Preferred Stock then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than one year after the occurrence of such Authorized Share Failure, the Company shall either (i) hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock or (ii) obtain the written consent (to the extent permitted under the Company’s certificate of incorporation) of its stockholders for the approval of an increase in the number of authorized shares of Common Stock and provide each stockholder with an information statement with respect thereto. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its commercially reasonable efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause the Board to recommend to the stockholders that they approve such proposal. Notwithstanding the foregoing, if during any such time of an Authorized Share Failure, the Company is able to obtain the written consent of a majority of the shares of its issued and outstanding Common Stock to approve the increase in the number of authorized shares of Common Stock, the Company may satisfy this obligation by obtaining such consent and submitting for filing with the SEC an Information Statement on Schedule 14C.

(13)            Voting Rights.

(a)            Voting. Each Holder shall be entitled to the whole number of votes equal to the number of shares of Common Stock into which such Holder’s Series A Preferred Stock would be convertible on the record date for the vote or consent of stockholders at a conversion price of $1.04 per share of Common Stock rounded to the nearest whole share (subject to the limitation on conversion set forth in Section 8), and shall otherwise have voting rights and powers equal to the voting rights and powers of the Common Stock to the fullest extent permitted by applicable law, including, for the avoidance of doubt, with respect to the election of the Company’s directors. Each Holder shall be entitled to receive the same prior notice of any stockholders’ meeting as is provided to the holders of Common Stock in accordance with the bylaws of the Company, as well as prior notice of all stockholder actions to be taken by legally available means in lieu of a meeting, and shall vote as a class with the holders of Common Stock as if they were a single class of securities upon any matter submitted to a vote of stockholders, except those matters required by Section 242 of the DGCL or by the terms hereof to be submitted to a class vote of the Holders, in which case the Holders only shall vote as a separate class. The Series A Preferred Stock, when voting along with the Common Stock, shall be counted for purposes of establishing a quorum.

(b)            Protective Provisions. At any time when shares of Series A Preferred Stock are outstanding, the Company shall not, and shall not allow any subsidiary to, either directly or indirectly by amendment, merger, consolidation, recapitalization, reclassification, or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the Requisite Holders given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect: (a) amend, alter or change the powers, privileges or preferences of the Series A Preferred Stock, (b) amend, alter or repeal any provision of this Certificate of Incorporation, this Certificate of Designations or bylaws of the Company in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Stock, (c) (i) reclassify, alter or amend any existing security of the Company that is pari passu with or junior to the Series A Preferred Stock, if such reclassification, alteration or amendment would render such other security senior to or pari passu with, respectively, the Series A Preferred Stock or (ii) reclassify, alter or amend any existing security of the Company that is pari passu with or junior to the Series A Preferred Stock, if such reclassification, alteration or amendment would render such other security senior to or pari passu with, respectively, the Series A Preferred Stock, or (d) purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on any shares of capital stock of the Company while any Dividend in respect of the Series A Preferred Stock is unpaid and accrued.

(14)            Equal Treatment of Holders. No consideration shall be offered or paid to any of the Holders to amend or waive or modify any provision of the Series A Preferred Stock unless the same consideration (other than the reimbursement of legal fees) is also offered to all of the Holders. This provision constitutes a separate right granted to each of the Holders by the Company and shall not in any way be construed as the Holders acting in concert or as a group with respect to the purchase, disposition or voting of securities or otherwise.

(15)            Protective Provisions. The Company shall not, and shall not permit any of its Subsidiaries to, and neither the Company nor any Subsidiary shall enter into any agreement to, either directly or indirectly, by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Certificate of Designations) the written consent or affirmative vote of the Required Holders given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect (other than, for the avoidance of doubt, any such acts or transactions taken upon or immediately prior to a Fundamental Transaction):

(a)            amend, alter or repeal any provision of this Certificate of Designations, aside from any amendments effecting increases or decreases of the authorized shares or Series A Preferred Stock; and

(b)            amend, alter or repeal any provision of the Company’s Certificate of Incorporation or Bylaws, in each case, in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Stock but does not so affect the other shares of capital stock of the Company, it being understood that the authorization, issuance, conversion, reclassification, exchange or amendment of a new or existing class or series of capital stock that is, or that is convertible into, capital stock that is senior to the powers, privileges, preferences, rights or otherwise, of the Series A Preferred Stock shall be deemed to adversely affect the powers, preferences or rights of the Series A Preferred Stock.

For the avoidance of doubt, the foregoing consent rights shall not apply with respect to any such actions taken upon (or immediately prior to) a Fundamental Transaction, provided that the effectiveness of any such action shall be conditioned upon the consummation of such Fundamental Transaction and compliance with the other provisions of this Certificate of Designations applicable in the event of a Fundamental Transaction. Any amendment or waiver to this Certificate of Designations made in conformity with the provisions of this Section 15 shall be binding on all Holders. No such amendment or waiver shall be effective to the extent that it applies to less than all of the Holders. No vote of any class of stock other than the Series A Preferred Stock shall be required to change, amend or waive any provision of the Certificate of Designations with respect to the Series A Preferred Stock except as required by law or by another provision of the Company’s Certificate of Incorporation.

(16)            General Provisions.

(a)            In addition to the above provisions with respect to Series A Preferred Stock, such Series A Preferred Stock shall be subject to and be entitled to the benefit of the provisions set forth in the Certificate of Incorporation of the Company with respect to preferred stock of the Company generally; provided, however, that in the event of any conflict between such provisions, the provisions set forth in this Certificate of Designations shall control.

(b)            Any shares of Series A Preferred Stock that are converted, repurchased or redeemed in full shall automatically be deemed cancelled.

(c)            The Series A Preferred Stock has not been registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (1) subsequently registered thereunder, (2) such Holder shall have delivered to the Company an opinion of counsel selected by such Holder, in a form reasonably satisfactory to the Company, to the effect that such shares of Series A Preferred Stock to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (3) such Holder provides the Company with reasonable assurance that such shares of Series A Preferred Stock can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the Securities Act, as amended (or a successor rule thereto) (“Rule 144A”). Any sale of the Series A Preferred Stock made in reliance on Rule 144 or Rule 144A may be made only in accordance with the terms of Rule 144 or Rule 144A and further, if Rule 144 or Rule 144A is not applicable, any resale of the Series A Preferred Stock under circumstances in which the seller (or the Person) through whom the sale is made may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder. Furthermore, the Series A Preferred Stock may not be transferred to any Person, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter) who competes or is reasonably possible to compete with the Company, as determined by the Company in good faith (“Competitors”), with the Company keeping a list of such Competitors, which may be updated by the Company from time to time. For clarity, the limitation on transfers of the Series A Preferred Stock to Competitors does not apply to any Common Stock issued upon or in respect of the Series A Preferred Stock upon a conversion, redemption or a Fundamental Transaction, or as a Dividend.

(d)            Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement.

(e)            Whenever any payment of cash is to be made by the Company to any Person pursuant to this Certificate of Designations, such payment shall be made in lawful money of the United States of America via wire transfer of immediately available funds to an account designated by such Holder. Whenever any amount expressed to be due by the terms of this Certificate of Designations is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day without interest or penalty.

(17)            Governing Law; Jurisdiction; Jury Trial. This Certificate of Designations shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Certificate of Designations shall be governed by, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.

(18)            Series A Preferred Stock Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company or its Transfer Agent as the Company may designate by notice to the Holders), a register for the Series A Preferred Stock, in which the Company shall record the name and address of the persons in whose name the shares of Series A Preferred Stock have been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any share of Series A Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

(19)            Stockholder Matters. Any stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the rules and regulations of the Principal Market, the DGCL, this Certificate of Designations or otherwise with respect to the issuance of the Series A Preferred Stock or the Common Stock issuable upon conversion thereof may be effected at a duly called meeting of the Company’s stockholders or by written consent (to the extent permitted under the Company’s certificate of incorporation) of the Company’s stockholders, all in accordance with the applicable rules and regulations of the Principal Market and the DGCL. This provision is intended to comply with the applicable sections of the DGCL permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

(20)            Certain Definitions. For purposes of this Certificate of Designations the following terms shall have the following meanings:

(a)            “Approved Stock Plan” means any employee stock option plan, management incentive plan, restricted stock plan, stock purchase plan or stock ownership plan, retirement plan or any similar compensation or benefit plan, program or agreement which has been approved by the Board, pursuant to which the Company’s securities may be issued to any employee, officer or director for services provided to the Company.

(b)            “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York are generally are open for use by customers on such day.

(c)            “Calendar Quarter” means each of: (i) the period beginning on and including January 1 and ending on and including March 31; (ii) the period beginning on and including April 1 and ending on and including June 30; (iii) the period beginning on and including July 1 and ending on and including September 30; and (iv) the period beginning on and including October 1 and ending on and including December 31.

(d)            “Closing Date” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(e)            “Common Stock” means (i) the Company’s shares of common stock, par value $0.0001 per share and (ii) any capital stock into which such Common Stock shall be changed or any capital stock resulting from a reorganization, recapitalization or reclassification of such Common Stock.

(f)            “Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock outstanding at such time, plus the number of shares of Common Stock issuable upon exercise of Options outstanding at such time or upon conversion of Convertible Securities outstanding at such time, regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock owned or held by or for the account of the Company or issuable pursuant to the terms of the Certificate of Designations.

(g)            “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

(h)            “Dividend Rate” means, 8.0% per annum.

(i)            “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j)            “Excluded Securities” means any shares of Common Stock issued or issuable (including upon the exercise of Options): (i) under any Approved Stock Plan; (ii) pursuant to the terms of this Certificate of Designations and the Securities Purchase Agreement; (iii) upon conversion, exercise, modification or exchange of the Warrants, any Options or Convertible Securities that are outstanding on the day immediately preceding the Initial Closing Date, provided that the terms of the Warrants or such Options or Convertible Securities, as applicable, are not amended, modified or changed on or after the Initial Closing Date to increase the number of shares issued or issuable pursuant to such securities (other than in connection with stock splits or combinations) or decrease the price to be paid for shares issuable pursuant to such securities; (iv) pursuant to acquisitions or strategic transactions; (v) in connection with sponsored research, collaboration, technology license, development, original equipment manufacturer, marketing or other similar agreements or strategic partnerships; (vi) to banks, equipment lessors, real property lessors, financial institutions or other persons engaged in the business of making loans pursuant to a debt financing, commercial leasing or real property leasing transaction; and (vii) in connection with any “business combination” (as defined in the rules and regulations promulgated by the SEC) or otherwise in connection with bona fide acquisitions of securities or substantially all of the assets of another Person, business unit, division or business.

(k)            “Fundamental Transaction” means any transaction or series of related transactions pursuant to which the Company effects (i) any merger or consolidation of the Company with or into another Person where the Company is not the surviving entity, (ii) any sale of all or substantially all of its assets in one transaction or a series of related transactions, or (iii) any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property.

(l)            “Initial Closing Date” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(m)            “Issuance Date” means, with respect to any share of Series A Preferred Stock, the date of issuance of such share.

(n)            “Liquidation Event” means the voluntary or involuntary liquidation, dissolution or winding up of the Company, in a single transaction or series of transactions.

(o)            “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(p)            “Person” means an individual, a limited liability company, a partnership (limited or general), a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(q)            “Principal Market” means The Nasdaq Global Market.

(r)            “Required Holders” means the Holders representing at least a majority of the aggregate shares of Series A Preferred Stock then outstanding.

(s)            “SEC” means the United States Securities and Exchange Commission.

(t)            “Securities Act” means the Securities Act of 1933, as amended.

(u)            “Securities Purchase Agreement” means that certain securities purchase agreement, dated on or about the date of filing of this Certificate of Designations, by and among the Company and the Initial Holders pursuant to which the Company will issue the Series A Preferred Stock, as may be amended, amended and restated, supplemented or otherwise modified from time to time.

(v)            “Stated Value” means, per share of Series A Preferred Stock, $1,000, subject to adjustment to preserve such value for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, reverse stock splits or other similar events relating to the Series A Preferred Stock.

(w)            “Subsidiary” means each of the Company’s majority-owned, consolidated subsidiaries.

(x)            “Successor Entity” means one or more Person or Persons formed by, resulting from or surviving any Fundamental Transaction or one or more Person or Persons with which such Fundamental Transaction shall have been entered into.

(y)            “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock on such day, then on the principal securities exchange or securities market on which the Common Stock is then traded.

(z)            “Transfer Agent” means Continental Stock Transfer & Trust Company, or such other agent or agents of the Company as may be designated by the Board as the transfer agent for the Preferred Stock and/or the Common Stock, as applicable.

(aa)         “Warrants” has the meaning ascribed to such term in the Securities Purchase Agreement and shall include all warrants issued in exchange therefor or replacement thereof.

* * * * *

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed as of September 20, 2023.

PROSOMNUS, INC.

By:	/s/ Brian B. Dow
Name: Brian B. Dow
Title: Chief Financial Officer

Exhibit A

FORM OF CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights (the “Certificate of Designations”) of the Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), of ProSomnus, Inc., a Delaware corporation (the “Company”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Preferred Stock indicated below into shares of Common Stock, par value $0.0001 per share (the “Common Stock”), of the Company, [as of the date specified below] [upon] [immediately prior to, and subject to the occurrence of, [•]].

Date of Conversion (if applicable):____________________________________________________________________________________________

Number of shares of Series A Preferred Stock to be converted:______________________________________________________________________

Tax ID Number (if applicable):_______________________________________________________________________________________________

Please confirm the following information:

Conversion Rate:________________________________________________________________________________________________________

Number of shares of Common Stock to be issued:________________________________________________________________________________

Please issue the shares of Common Stock into which the shares of Series A Preferred Stock are being converted in the following name and to the following address:

Issue to:_______________________________________________________________________________________________________________

Address:_______________________________________________________________________________________________________________

Telephone Number:_______________________________________________________________________________________________________

Email:_________________________________________________________________________________________________________________

Authorization:___________________________________________________________________________________________________________

By:___________________________________________________________________________________________________________________

Title:__________________________________________________________________________________________________________________

Dated:_________________________________________________________________________________________________________________

Account Number (if electronic book entry transfer):_______________________________________________________________________________

Transaction Code Number (if electronic book entry transfer):________________________________________________________________________

[Exhibit A to Certificate of Designations]